Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ATI Physical Therapy, Inc. of our report dated March 16, 2023 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in ATI Physical Therapy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

Chicago, Illinois
March 22, 2023